Exhibit 10.24

REVISED AMENDMENT NO. 2

TO THE

BEARINGPOINT, INC. 401(k) PLAN

WHEREAS, BearingPoint, Inc. (the “Corporation”) sponsors and maintains the BearingPoint, Inc. 401(k) Plan (the “Plan”); and

WHEREAS, pursuant to its authority under Section 16.1 of the Plan, the Corporation desires to amend the Plan to provide for the automatic rollover of mandatory distributions of account balances of more than $1,000, and to make certain other clarifying changes to the Plan.

NOW, THEREFORE, the Plan is hereby amended as follows, effective as of the dates specified herein.

1. The following last sentence, meant as clarification of the Plan’s terms effective as of May 1, 2002, shall be added to Section 4.1(d), on “Catch-up Contributions”:

Catch-up Contributions shall not be eligible for Employer matching contributions.

2. Section 9.4 is amended to read as follows (revisions are underlined):

Section 9.4. Payment of Small Account Balances. Notwithstanding any provision of Section 9.3 to the contrary, if the balance of the Participant’s Account to be distributed upon the Participant’s termination of employment or death does not exceed $5,000 (or such other amount prescribed by section 411(a)(11) of the Code), such amount shall be distributed as soon as practicable after the Participant’s termination of employment or death in the form of a single mandatory lump sum cash payment to the Participant or his Beneficiary, as the case may be. With respect to a Participant only (and not with respect to a surviving spouse of a deceased Participant or alternate payee under a “qualified domestic relations order” under section 414(p) of the Code), effective for mandatory distributions made under the Plan on or after March 28, 2005, in the event of a mandatory distribution that is greater than $1,000 and is an eligible rollover distribution subject to the direct rollover requirements of section 401(a)(31) of the Code, if the Participant does not elect to have such distribution paid directly to an eligible retirement plan specified by the Participant in a direct rollover or to receive the distribution directly in accordance with Section 9.5, then the Committee will pay the distribution in a direct rollover to an individual retirement plan (i.e., an individual retirement account or an individual retirement annuity) designated by the Committee. [Effective May 1, 2002] For purposes of determining whether the balance of a Participant’s Account exceeds $5,000 for purposes of this Section 9.4, such Account balance shall be determined without regard to that portion of the Account balance that is attributable to rollover contributions (and earnings allocable thereto) within the meaning of sections 402(c), 403(a)(4), 403(b)(8), 408(d)(3)(A)(ii), and 457(e)(16) of the Code,

however, such amounts will be taken into account for purposes of determining whether the balance of a Participant’s Account exceeds $1,000 for purposes of the automatic rollover provision described herein.

3. Section 16.1 is amended to read as follows (revisions are underlined), effective as of the date hereof:

Section 16.1. Amendment. The Company may, at any time and from time to time, amend, suspend or modify the Plan by written instrument duly adopted by the Company, or, in the case of an amendment that does not have a material impact on benefits to Participants and costs to the Employers, by written instrument or resolution duly adopted by either the Committee or the Company’s Head of Human Resources. Any such amendment, suspension or modification shall become effective as of the date the Company, the Committee, or the Company’s Head of Human Resources, as the case may be, shall determine and may apply to Participants in the Plan at the time thereof as well as to future Participants.

IN WITNESS WHEREOF, this Amendment has been executed on behalf of the Corporation by the undersigned duly authorized officer of the Corporation.

BEARINGPOINT, INC.

Date: June 24, 2005	By:	/s/ BRIAN DAVENPORT
	Its:	Director, People Team